MIDAMERICAN ENERGY COMPANY
                          1995 LONG-TERM INCENTIVE PLAN
                                 AMENDMENT NO. 1


The MidAmerican Energy Company 1995 Long-Term Incentive Plan, adopted by the Board of Directors on July 26, 1995 and approved by the shareholders on April 24, 1996, is hereby amended by the Board of Directors of MidAmerican Energy Holdings Company on October 29, 1997, as follows:

1. Section 2.1(c) of the Plan is hereby amended by deleting the second sentence thereof in its entirety and substituting the following therefor:

          "The Committee may, in its sole discretion, at the time of the grant of an option, which shall be set forth in the Agreement relating to the option, authorize the optionee to select the method of making such payment pursuant to any of clauses (B)-(E) and in the case of an optionee who is subject to Section 16 of the Exchange Act, the Company may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder."

2. Section 6.8(b) of the Plan is hereby amended by deleting subparagraph (2) thereof in its entirety and reformatting Section 6.8(b) to read as follows:

          "(b) 'Change in Control' shall be deemed to have occurred as of the closing date of the restructuring of the Company as a result of merger, consolidation, takeover or reorganization unless at least sixty percent (60%) of the members of the Board of Directors of the Corporation resulting from such merger, consolidation, takeover or reorganization were members of the Incumbent Board."

In no other respects is the Plan amended or otherwise affected by the foregoing.